Ballantyne Strong Reports Financial Results

for Third Quarter 2017

OMAHA, Nebraska (November 6, 2017) – Ballantyne Strong, Inc. (NYSE American: BTN), a holding company with diverse business activities focused on serving the cinema, retail, financial and government markets, today reported financial results for the third quarter ended September 30, 2017.

Net revenues were $19.6 million in the third quarter of 2017, compared with $18.7 million in the same period of the prior year. Income from operations was $0.5 million in the third quarter of 2017, compared with $0.3 million in the same period of the prior year. Net loss from continuing operations was ($1.0) million, or ($0.07) per share, in the third quarter of 2017 compared with ($0.5) million, or ($0.03) per share, in the same period of the prior year.

Kyle Cerminara, Chairman and CEO of Ballantyne Strong, Inc., commented, “Our Digital Media segment showed improvement in the third quarter compared to last year. We continue to make investments in Digital Media with the objective of positioning the business for profitability in 2018.” Mr. Cerminara added, “Our Cinema segment continues to contribute a steady stream of free cash flow. We believe our Cinema screen business in Joliette, Quebec, is truly a wonderful business with an extraordinary economic moat and a world-class customer base that represents the largest and best theater exhibitors in the world.” Mr. Cerminara concluded, “As we prepare to exit 2017 and position BTN for 2018, our goals for the company are clearly defined to: (1) complete our transition to a high performance holding company, (2) refine our systems and control environment such that we have a highly scalable infrastructure for growth, (3) focus every business on profitability and cease selling products and services that do not contribute to our bottom line, (4) improve our profitability and cash flow such that we are generating ample amounts of cash for reinvestment in our current and future businesses and (5) focus our talent and resources on business opportunities that have the largest positive impact on the company’s cash flows.”

Q3 2017 Financial Summary

Cinema revenues were $8.7 million in the third quarter of 2017, compared with $11.1 million in the same period of the prior year. The decrease was driven by decreased sales of projectors, lamp products, and screen support systems, partially offset by slight increases in sales of screens and digital parts.

Digital Media revenues were $11.1 million in the third quarter of 2017, compared with $7.9 million in the same period of the prior year. This increase was driven by increased sales of digital signage equipment and installation services.

Consolidated gross profit was $5.3 million in the third quarter of 2017, compared with $4.4 million in the same quarter of the prior year. Gross margin was 27.2% in the third quarter of 2017, compared with 23.4% in the same quarter of the prior year, as Cinema screen sales, which carry a higher margin, comprised a greater percentage of the Company’s revenues in the third quarter of 2017.

Selling and administrative expenses were $4.8 million in the third quarter of 2017, compared with $4.1 million in the same quarter of the prior year. The increase was primarily due to a $0.3 million increase in consulting and software licensing costs associated with our CRM and ERP systems implementation and $0.2 million in bad debt expense.

Balance Sheet

Excluding assets held for sale, Ballantyne’s cash and cash equivalents balance at September 30, 2017 was $4.0 million, compared to $7.6 million at December 31, 2016. The decrease in cash was driven by operating losses and cash utilized for the purchase of equity investments and for capital expenditures, partially offset by proceeds from the issuance of $2.5 million of short and long term debt. Equity method investments had a book value of $17.6 million and a market value of $16.0 million as of September 30, 2017.

About Ballantyne Strong, Inc. (www.ballantynestrong.com)

Ballantyne Strong and its subsidiaries engage in diverse business activities including the design, integration and installation of technology solutions for a broad range of applications; development and delivery of out-of-home messaging, advertising and communications; manufacturing of projection screens; and providing managed services including monitoring of networked equipment. The Company focuses on serving the cinema, retail, financial and government markets.

Forward-Looking Statements

Except for the historical information in this press release, it includes forward-looking statements which involve a number of risks and uncertainties, including but not limited to those discussed in the “Risk Factors” section contained in Item 1A in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2016 and the following risks and uncertainties: the Company’s ability to expand its revenue streams, potential interruptions of supplier relationships or higher prices charged by suppliers, the Company’s ability to successfully compete and introduce enhancements and new features that achieve market acceptance and that keep pace with technological developments, the Company’s ability to successfully execute its capital allocation strategy, the Company’s ability to retain or replace its significant customers, the impact of a challenging global economic environment or a downturn in the markets, economic and political risks of selling products in foreign countries, risks of non-compliance with U.S. and foreign laws and regulations, cybersecurity risks and risks of damage and interruptions of information technology systems, the Company’s ability to retain key members of management and successfully integrate new executives, the Company’s ability to assert its intellectual property rights, the impact of natural disasters and other catastrophic events, the adequacy of insurance and the impact of having a controlling stockholder. Given the risks and uncertainties, readers should not place undue reliance on any forward-looking statement and should recognize that the statements are predictions of future results which may not occur as anticipated. Actual results could differ materially from those anticipated in the forward-looking statements and from historical results, due to the risks and uncertainties described herein, as well as others not now anticipated. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Except where required by law, the Company assumes no obligation to update forward-looking statements to reflect actual results or changes in factors or assumptions affecting such forward-looking statements.

CONTACT:

Lance Schulz
Chief Financial Officer
402/829-9427

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Ballantyne Strong, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2017	December 31, 2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,049	$7,596
Accounts receivable, net	15,465	16,316
Inventories, net	6,980	6,563
Other current assets	2,134	2,606
Total current assets	28,628	33,081
Property, plant and equipment, net	11,357	11,187
Equity method investments	17,644	13,098
Goodwill and intangible assets, net	4,930	3,246
Other assets	1,839	1,827
Total assets	$64,398	$62,439

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$9,987	$9,272
Short-term debt, including current portion of long-term	564	—
Customer deposits/deferred revenue	3,057	4,211
Other current liabilities	15	165
Total current liabilities	13,623	13,648
Long-term debt, net of current portion	1,884	—
Other liabilities	4,134	3,637
Total liabilities	19,641	17,285
Stockholders' equity	44,757	45,154
Total liabilities and stockholders' equity	$64,398	$62,439

Ballantyne Strong, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

Three and Nine Months Ended September 30, 2017 and 2016

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net product sales	$12,808	$13,071	$38,302	$39,668
Net service revenues	6,751	5,597	18,583	16,672
Total net revenues	19,559	18,668	56,885	56,340
Cost of products sold	10,112	11,172	30,929	31,210
Cost of services	4,128	3,119	10,923	9,368
Total cost of revenues	14,240	14,291	41,852	40,578
Gross profit	5,319	4,377	15,033	15,762
Selling and administrative expenses:
Selling	1,298	1,128	4,207	3,302
Administrative	3,473	2,992	11,706	9,127
Total selling and administrative expenses	4,771	4,120	15,913	12,429
Income (loss) from operations	548	257	(880)	3,333
Other (expense) income:
Interest income	—	59	18	99
Interest expense	(51)	(41)	(84)	(81)
Foreign currency transaction (loss) gain	(306)	23	(410)	(982)
Change in value of marketable securities	—	(34)	—	(400)
Excess distribution from joint venture	—	—	—	502
Other (expense) income, net	(35)	(7)	(24)	36
Total other expense	(392)	—	(500)	(826)
Earnings (loss) before income taxes and equity method investment (loss) income	156	257	(1,380)	2,507
Income tax expense	440	748	2,709	2,085
Equity method investment (loss) income	(753)	29	1,516	70
Net (loss) earnings from continuing operations	(1,037)	(462)	(2,573)	492
Net loss from discontinued operations, net of tax	—	(8)	(49)	(742)
Net loss	$(1,037)	$(470)	$(2,622)	$(250)
Net (loss) earnings per share - basic
Net (loss) earnings from continuing operations	$(0.07)	$(0.03)	$(0.18)	$0.03
Net loss from discontinued operations	—	(0.00)	(0.00)	(0.05)
Net loss	(0.07)	(0.03)	(0.18)	(0.02)
Net (loss) earnings per share - diluted
Net (loss) earnings from continuing operations	$(0.07)	$(0.03)	$(0.18)	$0.03
Net loss from discontinued operations	—	(0.00)	(0.00)	(0.05)
Net loss	(0.07)	(0.03)	(0.18)	(0.02)

Ballantyne Strong, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

Nine Months Ended September 30, 2017 and 2016

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2017	2016
Cash flows from operating activities:
Net loss	$(2,622)	$(250)
Net loss from discontinued operations, net of tax	(49)	(742)
Net (loss) earnings from continuing operations	(2,573)	492
Non-cash expenses, net	3,647	1,878
Equity method investment income	(1,516)	(70)
Changes in operating assets and liabilities, net	(471)	(2,825)
Net cash flows from operating activities - continuing operations	(913)	(525)
Net cash flows from operating activities - discontinued operations	(147)	(1,624)
Net cash used in operating activities	(1,060)	(2,149)

Cash flows from investing activities:
Purchase of equity securities	(2,525)	(4,107)
Dividends received from investee in excess of cumulative earnings	230	206
Capital expenditures	(2,949)	(1,102)
Proceeds from sale of business	60	—
Net cash used in investing activities - continuing operations	(5,184)	(5,003)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	2,000	—
Procees from issuance of short-term debt	500	—
Payment of debt issuance costs	(46)	—
Principal payments on long-term debt	(17)	—
Purchase of treasury stock	(102)	(155)
Proceeds from exercise of stock options	71	100
Payments on capital lease obligations	(188)	(239)
Excess tax benefits from share-based arrangements	—	6
Net cash provided by (used in) financing activities	2,218	(288)
Effect of exchange rate changes on cash and cash equivalents - continuing operations	304	763
Effect of exchange rate changes on cash and cash equivalents - discontinued operations	—	(120)
Net decrease in cash and cash equivalents	(3,722)	(6,797)
Discontinued operations cash activity included above:
Add: Cash balance included in assets held for sale at beginning of period	175	4,208
Less: Cash balance included in assets held for sale at end of period	—	(1,439)
Cash and cash equivalents at beginning of period	7,596	17,862
Cash and cash equivalents at end of period	$4,049	$13,834